SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   May 14, 2009

PURE BIOSCIENCE
(Exact name of registrant as specified in its charter)

California	33-0530289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)(Zip Code)

(619) 596 8600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Item 5.02    Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the equity compensation policies adopted by PURE Bioscience in February 2008, the Compensation Committee has made an annual grant to its officers and directors. Based upon peer group analysis of similarly sized life science companies conducted in 2008, the Compensation Committee’s goal with respect to equity compensation is to establish an annual review and award process. This year’s target equity compensation for officers and directors was to be lower than historical amounts in combination with increased cash compensation for directors and committee members. While our goal is to bring cash and equity compensation into alignment with the market 50th percentile in both categories, the Compensation Committee recommended, and the board approved, not increasing cash compensation to directors and committee members while reducing the size of the equity compensation award. Historically, continuing directors had been awarded an option on 50,000 shares at market price or the Black-Scholes equivalent numbers of common shares and each type of grant vested immediately. The current action by the board granted each of the five non-executive directors either a five year option on 30,000 shares at an exercise price of $2.34 per share or 21,700 shares of restricted stock, at the director’s election. The options and the restricted shares vest after one year.

The Compensation Committee also recommended, and the board approved, equity compensation grants to its three executive officers. These grants are: an option on 200,000 shares at an exercise price of $2.34 per share for Chairman and Chief Executive Officer Michael Krall; an option on 80,000 shares at an exercise price of $2.34 per for Chief Financial Officer Andrew Buckland; and an option on 80,000 shares at an exercise price of $2.34 per share for Executive Vice President and Director Donna Singer. The options have a five year term and vest annually in equal increments over four years.

No other changes have been made to executive compensation or employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 15, 2009

PURE BIOSCIENCE

/s/ Michael L. Krall
Michael L. Krall, Chief Executive Officer